Exhibit 99.1

Vishay Precision Group Reports Second Quarter 2010 Results

  Revenues for the second quarter of 2010 were $52.9 million, a 28% increase over the prior year period and a 10% increase over the first quarter of 2010
  Gross margins were 37.8% for the second quarter of 2010 compared to 26.6% in the prior year period and 35.4% for the first quarter of 2010
  Net earnings were $4.0 million for the second quarter of 2010 compared to a net loss of $0.1 million in the prior year period and net earnings of $1.8 million for the first quarter of 2010
  Inventory turnover increased with sales volume while inventory levels remained constant

MALVERN, Pa.--(BUSINESS WIRE)--August 3, 2010--Vishay Precision Group, Inc. (“VPG”), a leading provider of sensors and sensor based systems for high precision measurement of force, stress, weight, pressure and currents, today reported financial results on a carve-out basis for the fiscal quarter ended July 3, 2010. VPG was spun-off from Vishay Intertechnology (NYSE: VSH) as an independent publicly-traded company on July 6, 2010 and began “regular way” trading on the New York Stock Exchange on July 7, 2010, under the symbol “VPG.”

Net revenues for the fiscal quarter ended July 3, 2010 were $52.9 million, an increase of 28% versus $41.3 million for the comparable prior year period. Net earnings for the fiscal quarter ended July 3, 2010 were $4.0 million, versus a net loss of $0.1 million for the comparable prior year period. The net loss for the fiscal quarter ended June 27, 2009 includes pretax charges of $1.4 million for restructuring and severance costs.

Net revenues for the six fiscal months ended July 3, 2010 were $101.1 million, an increase of 19%, versus $85.0 million for the comparable prior year period. Net earnings for the six fiscal months ended July 3, 2010 were $5.8 million, versus $0.5 million for the comparable prior year period. Net earnings for the six fiscal months ended June 27, 2009 were negatively impacted by pretax charges of $1.9 million for restructuring and severance costs.

“We reported solid second quarter results which reflect strong margins in the Foil Technology Products segment and improving margins in the Weighing Modules and Control Systems segment,” stated Ziv Shoshani, President and Chief Executive Officer of VPG. “Demand has increased across all regions, primarily in the United States. The order levels for the Foil Technology Products segment have now exceeded the pre-financial crisis level but order levels for the Weighing Modules and Control Systems segment are still approximately 30% below the pre-financial crisis level.”

Mr. Shoshani continued, “We are poised to capitalize on the strong results generated in the second quarter of 2010. We have a solid balance sheet and strong cash position. We believe that VPG’s superior technology, strategy and product mix, combined with our commitment to operate efficiently and manage fixed costs, will enable us to grow the business and enhance value for VPG stockholders.”

Outlook

For the fiscal third quarter 2010, the Company expects to generate revenues between $47.0 million to $51.0 million, reflecting the seasonally slower fiscal third quarter compared to the preceding quarter.

Beginning in the fiscal third quarter 2010, the Company expects to incur additional expenses of approximately $300,000 to $500,000 per quarter relating to stock-based compensation, increased wage compensation and a transition service agreement with Vishay Intertechnology, Inc.

Until July 6, 2010, the operations comprising VPG’s business were wholly owned by various subsidiaries of Vishay Intertechnology. As a result, VPG’s capital structure for the periods presented are not comparable to the capital structure following the spin-off, and the presentation of earnings (loss) per share would not be meaningful. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. Additionally, there are potentially dilutive securities outstanding. VPG expects the denominator for diluted earnings per share to be between 13.3 million and 13.7 million shares for fiscal year 2010.

Conference Call and Webcast

A conference call to discuss VPG’s second quarter financial results is scheduled for Tuesday, August 3, 2010 at 11:00 AM ET. The dial-in number for the conference call is 800-299-7635 (+1 617-786-2901 if calling from outside the United States or Canada) and the conference ID is #78013380.

There will be a replay of the conference call from 12:30 PM ET on Tuesday, August 3, 2010 through 11:59 PM ET on Tuesday, August 10, 2010. The telephone number for the replay is 888-286-8010 (+1 617-801-6888 if calling from outside the United States or Canada) and the access code is #95695564.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay Precision Group website at http://ir.vishaypg.com.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems. We provide vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology, we have a decades-long track record of innovation in foil precision resistors (a technology we invented), current sensors, and strain gages, which has served as a foundation for our more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at http://www.vishaypg.com

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our recent spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, underutilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our information statement filed with the SEC on June 22, 2010 as Exhibit 99.1 to our registration statement on Form 10. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Summary of Operations
(Unaudited - In thousands)

	Fiscal quarter ended
	July 3,	June 27,
	2010	2009

Net revenues	$52,914	$41,333
Costs of products sold	32,932	30,354
Gross profit	19,982	10,979
Gross margin	37.8%	26.6%

Selling, general, and administrative expenses	13,831	10,131
Restructuring and severance costs	-	1,390
Operating income (loss)	6,151	(542)
Operating margin	11.6%	-1.3%

Other income (expense):
Interest expense	(109)	(355)
Other	44	227
Total other income (expense) - net	(65)	(128)

Income (loss) before taxes	6,086	(670)

Income tax expense (benefit)	2,019	(500)

Net earnings (loss)	4,067	(170)

Less: net earnings (loss) attributable to noncontrolling interests	32	(54)

Net earnings (loss) attributable to Parent	$4,035	$(116)

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Summary of Operations
(Unaudited - In thousands)

	Year-to-date period ended
	July 3,	June 27,
	2010	2009

Net revenues	$101,089	$85,038
Costs of products sold	64,059	60,008
Gross profit	37,030	25,030
Gross margin	36.6%	29.4%

Selling, general, and administrative expenses	27,038	21,155
Restructuring and severance costs	-	1,869
Operating income	9,992	2,006
Operating margin	9.9%	2.4%

Other income (expense):
Interest expense	(316)	(732)
Other	40	403
Total other income (expense) - net	(276)	(329)

Income before taxes	9,716	1,677

Income tax expense	3,846	1,251

Net earnings	5,870	426

Less: net earnings (loss) attributable to noncontrolling interests	59	(47)

Net earnings attributable to Parent	$5,811	$473

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Balance Sheets
(In thousands)

	July 3,	December 31,
	2010	2009
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$70,979	$63,192
Accounts receivable, net	32,017	23,345
Net Inventories	44,075	43,802
Deferred income taxes	4,968	4,960
Prepaid expenses and other current assets	5,503	4,522
Total current assets	157,542	139,821

Property and equipment, net	45,167	44,599
Intangible assets, net	15,371	17,217
Other assets	8,376	8,142
Total assets	$226,456	$209,779

Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$534	$9
Trade accounts payable	7,029	5,805
Net payable to affiliates	19,351	18,495
Payroll and related expenses	8,212	6,619
Other accrued expenses	7,235	4,573
Income taxes	4,278	1,647
Current portion of long-term debt	-	184
Total current liabilities	46,639	37,332

Long-term debt less current portion	1,608	1,551
Deferred income taxes	6,038	5,993
Other liabilities	6,053	6,141
Accrued pension and other postretirement costs	10,432	10,549
Total liabilities	70,770	61,566

Equity:
Parent net investment	169,523	157,258
Accumulated other comprehensive income (loss)	(14,003)	(9,168)
Total Vishay stockholders' equity	155,520	148,090
Noncontrolling interests	166	123
Total equity	155,686	148,213
Total liabilities and equity	$226,456	$209,779

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Statements of Cash Flows
(Unaudited - In thousands)
	Six fiscal months ended
	July 3,	June 27,
	2010	2009

Operating activities
Net earnings	$5,870	$426
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,989	5,562
Loss (gain) on disposal of property and equipment	(7)	34
Inventory write-offs for obsolescence	676	970
Other	3,247	(1,460)
Changes in operating assets and liabilities	(6,384)	5,028
Net cash provided by operating activities	9,391	10,560

Investing activities
Purchase of property and equipment	(3,884)	(1,069)
Proceeds from sale of property and equipment	128	760
Other investing activities	-	150
Net cash used in investing activities	(3,756)	(159)

Financing activities
Principal payments on long-term debt and capital lease obligations	(129)	(378)
Net changes in short-term borrowings	521	-
Distributions to noncontrolling interests	(16)	(16)
Transactions with Vishay Intertechnology	4,695	(7,371)
Net cash provided by (used in) financing activities	5,071	(7,765)
Effect of exchange rate changes on cash and cash equivalents	(2,919)	1,419

Increase in cash and cash equivalents	7,787	4,055

Cash and cash equivalents at beginning of period	63,192	70,381
Cash and cash equivalents at end of period	$70,979	$74,436

CONTACT:
Investors:
Vishay Precision Group
Bill Clancy
Chief Financial Officer
484-321-5300
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Sharon Stern / Jennifer Friedman
212-355-4449